UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 18, 2006

OCCIDENTAL PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9210	95-4035997
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10889 Wilshire Boulevard Los Angeles, California	90024
(Address of principal executive offices)	(ZIP code)

Registrant’s telephone number, including area code:

(310) 208-8800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[     ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[     ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[     ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02.  Results of Operations and Financial Condition

On October 18, 2006, Occidental Petroleum Corporation released information regarding its results of operations for the three and nine months ended September 30, 2006. The exhibits to this Form 8-K and the information set forth in this Item 2.02 are being furnished pursuant to Item 2.02, Results of Operations and Financial Condition. The full text of the press release is attached to this report as Exhibit 99.1. The full text of the speech given by Stephen I. Chazen is attached to this report as Exhibit 99.2. Investor Relations Supplemental Schedules are attached to this report as Exhibit 99.3. Earnings Conference Call Slides are attached to this report as Exhibit 99.4.

Section 8 – Other Events

Item 8.01.  Other Events

On October 18, 2006, Occidental Petroleum Corporation announced core earnings for the third quarter 2006 were $1.159 billion ($1.35 per diluted share), compared with $1.004 billion ($1.22 per diluted share) for the same period in 2005. See the attached schedule for a reconciliation of net income to core earnings.

Net income for the third quarter 2006 was $1.168 billion ($1.36 per diluted share), compared with $1.747 billion ($2.12 per diluted share) for the third quarter 2005.

The third quarter 2005 core income of $1.004 billion excludes a $463 million after-tax gain resulting from the sale of an equity investment, a $335 million tax benefit due to the reversal of tax reserves no longer required and a $98 million after-tax charge from the write-off of certain chemical plants.

QUARTERLY RESULTS

Oil and Gas

Oil and gas segment earnings were $1.877 billion for the third quarter 2006, a 15 percent increase from the $1.638 billion segment earnings for the third quarter 2005. The improvement in the third quarter 2006 earnings reflected a $273 million increase from higher worldwide crude oil prices, a $141 million increase from higher production, partially offset by higher operating expenses, increased DD&A rates, and higher exploration expense.

The average price for West Texas Intermediate crude oil in the third quarter 2006 was $70.53 per barrel compared to $63.19 per barrel in the third quarter 2005. Occidental's realized price for worldwide crude oil was $60.52 per barrel for the third quarter 2006, compared with $55.97 per barrel for the third quarter 2005. The average price for NYMEX gas in the third quarter 2006 was $6.33 per MMCF, compared with $7.09 per MMCF in the third quarter 2005. Domestic realized gas prices decreased from $6.33 per MMCF in the third quarter 2005 to $5.88 per MMCF for the third quarter 2006.

Production

For the third quarter, oil and gas daily production from continuing operations averaged 587,000 barrels of oil equivalent (BOE), a 71,000 BOE increase over the 516,000 equivalent barrels per day produced in the third quarter 2005.

Chemicals

Chemical third quarter 2006 core earnings were $247 million and third quarter 2005 core earnings were $167 million, after excluding charges for write-off of plants and hurricane related insurance charges. See the attached schedule for a reconciliation of segment earnings to core earnings. The improvement in the third quarter 2006 results was due to increased chlor-alkali volumes and higher margins in all chlorovinyls products. Chemical segment earnings were $247 million for the third quarter 2006, compared with $3 million for the third quarter 2005.

NINE-MONTHS RESULTS

Core earnings were $3.514 billion ($4.07 per diluted share) for the first nine months of 2006, compared with $2.616 billion ($3.20 per diluted share) for the same period in 2005. See the attached schedule for a reconciliation of net income to core earnings.

For the first nine months of 2006, net income was $3.254 billion ($3.77 per diluted share), compared with $4.129 billion ($5.06 per diluted share) for the first nine months of 2005.

Oil and Gas

Oil and gas segment earnings were $5.740 billion for the first nine months of 2006, a 38 percent increase over the $4.172 billion segment earnings for the first nine months of 2005. The improvement in the nine months 2006 earnings was due to record crude oil and higher natural gas prices and higher production, partially offset by higher operating expenses and increased DD&A rates.

The average price for West Texas Intermediate crude oil in the first nine months of 2006 was $68.24 per barrel compared to $55.40 per barrel in the nine months of 2005. Occidental's realized price for worldwide crude oil was $58.41 per barrel for the nine months of 2006, compared with $48.24 per barrel for the same period in 2005. The average price for NYMEX gas in the nine months of 2006 was $8.34 per MMCF, compared with $6.93 per MMCF in the nine months of 2005. Domestic realized gas prices increased from $6.16 per MMCF in the nine months of 2005 to $6.80 per MMCF for the nine months of 2006.

Production

Worldwide daily production from continuing operations for the nine months of 2006 averaged 596,000 BOE, compared with 519,000 BOE for the nine months of 2005. The increase included eight months of Vintage production at 59,000 BOE per day, which added 53,000 BOE per day to Occidental's year-to-date production and a Libyan increase of 18,000 BOE per day, which reflects nine months production in 2006, compared with one month in 2005.

Chemicals

Chemical core earnings for the first nine months of 2006 were $745 million, compared with $606 million for the same period of 2005, after excluding the same charges discussed in the third quarter analysis above. See the attached schedule for a reconciliation of segment earnings to core earnings. The improvement in the nine months 2006 results was due to higher chlor-alkali volumes and higher margins in all chlorovinyl products. Chemical segment earnings were $745 million for the first nine months of 2006, compared with $442 million for the same 2005 period.

Statements in this presentation that contain words such as "will", "expect" or "estimate," or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks, such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this presentation. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

SUMMARY OF SEGMENT NET SALES AND EARNINGS

	Third Quarter		Nine Months
($ millions, except per-share amounts)	2006	2005	2006	2005
SEGMENT NET SALES
Oil and Gas	$3,207	$2,617	$9,624	$6,926
Chemical	1,265	1,190	3,779	3,379
Other	50	50	114	110
Net sales	$4,522	$3,857	$13,517	$10,415
SEGMENT EARNINGS
Oil and Gas	$1,877	$1,638	$5,740	$4,172
Chemical	247	3	745	442
	2,124	1,641	6,485	4,614
Unallocated Corporate Items
Interest expense, net (a)	(18)	(70)	(80)	(178)
Income taxes (b)	(885)	(574)	(2,672)	(1,184)
Other (c)	(62)	660	(219)	682

Income from Continuing Operations	1,159	1,657	3,514	3,934
Discontinued operations, net (d)	9	87	(260)	192
Cumulative effect of accounting changes, net	—	3	—	3
NET INCOME	$1,168	$1,747	$3,524	$4,129
BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$1.36	$2.05	$4.11	$4.89
Discontinued operations, net (d)	0.01	0.11	(0.30)	0.24
	$1.37	$2.16	$3.81	$5.13
DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$1.35	$2.01	$4.07	$4.82
Discontinued operations, net (d)	0.01	0.11	(0.30)	0.24
	$1.36	$2.12	$3.77	$5.06
AVERAGE COMMON SHARES OUTSTANDING
BASIC	852.8	808.5	854.2	804.8
DILUTED	860.3	822.4	863.0	816.5

See footnotes on following page.

(a)

The nine months 2006 includes $4 million pre-tax interest charges to purchase various debt issues in the open market. Interest charges to purchase various debt issues in 2005 were $41 million for the nine months, which included $30 million in the third quarter.

(b)

The third quarter 2005 includes a $335 million tax benefit due to the reversal of tax reserves no longer required. The nine months 2005 also includes a $619 million tax benefit resulting from a closing agreement with the U.S. Internal Revenue Service (IRS) resolving certain tax issues, and a $10 million tax charge related to a state income tax issue.

(c)

The third quarter 2005 includes a $726 million pre-tax gain from Valero's acquisition of Premcor and the subsequent sale of Valero shares received. The nine months 2005 also includes a $140 million pre-tax gain from the sale of 11 million shares of Lyondell Chemical Company.

(d)

In the second quarter 2006, Ecuador's Minister of Energy terminated Occidental's contract for the operation of Block 15 and the Government of Ecuador seized Occidental's Block 15 assets shortly thereafter. As a result of the seizure, Occidental has classified its Block 15 operations as discontinued operations on a retrospective application basis. The nine months 2006 discontinued operations also includes income from the Vintage properties that were held for sale.

SUMMARY OF CAPITAL EXPENDITURES AND DD&A EXPENSE

	Third Quarter		Nine Months
($ millions)	2006	2005	2006	2005

CAPITAL EXPENDITURES	$750	$585	$1,992	$1,583
DEPRECIATION, DEPLETION
AND AMORTIZATION
OF ASSETS	$524	$362	$1,477	$1,035

SUMMARY OF OPERATING STATISTICS

	Third Quarter		Nine Months
	2006	2005	2006	2005

NET OIL, GAS AND LIQUIDS
PRODUCTION PER DAY

United States
Crude oil and liquids (MBBL)
California	84	73	83	75
Permian	168	165	167	156
Horn Mountain	10	10	12	13
Hugoton and other	3	3	3	4
Total	265	251	265	248

Natural Gas (MMCF)
California	255	239	254	240
Hugoton and other	139	133	137	131
Permian	198	186	194	167
Horn Mountain	5	6	8	9
Total	597	564	593	547

Latin America
Crude oil (MBBL)
Argentina	37	—	33	—
Colombia	33	38	35	35
Total	70	38	68	35

Natural Gas (MMCF)
Argentina	19	—	18	—
Bolivia	16	—	16	—
Total	35	—	34	—

Middle East/North Africa
Crude oil (MBBL)
Oman	17	12	17	18
Qatar	41	42	43	43
Yemen	27	23	30	29
Libya	15	9	21	3
Total	100	86	111	93

Natural Gas (MMCF)
Oman	35	35	32	51

Other Eastern Hemisphere
Crude oil (MBBL)
Pakistan	5	5	4	5

Natural Gas (MMCF)
Pakistan	75	81	77	77

Barrels of Oil Equivalent (MBOE)
Subtotal consolidated subsidiaries	564	493	571	494
Other Interests
Colombia-minority interest	(4)	(5)	(4)	(4)
Russia-Occidental net interest	25	27	27	27
Yemen-Occidental net interest	2	1	2	2
Total Worldwide Production (MBOE)	587	516	596	519

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS

Occidental's results of operations often include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing and amount. Therefore, management uses a measure called "core earnings", which excludes those items. This non-GAAP measure is not meant to disassociate those items from management's performance, but rather is meant to provide useful information to investors interested in comparing Occidental's earnings performance between periods. Reported earnings are considered representative of management's performance over the long term. Core earnings is not considered to be an alternative to operating income in accordance with generally accepted accounting principles.

The following tables set forth the core earnings and significant items affecting earnings for each operating segment and corporate:

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS (continued)

	Third Quarter
($ millions, except per-share amounts)	2006	Diluted EPS	2005	Diluted EPS
TOTAL REPORTED EARNINGS	$1,168	$1.36	$1,747	$2.12
Oil and Gas
Segment Earnings	$1,877		$1,638
Less:
Hurricane insurance charge	–		(9)
Segment Core Earnings	1,877		1,647

Chemicals
Segment Earnings	247		3
Less:
Write-off of plants	–		(159)
Hurricane insurance charge	–		(5)
Segment Core Earnings	247		167
Total Segment Core Earnings	2,124		1,814

Corporate
Corporate Results – Non Segment*	(956)		106
Less:
Gain on sale of Premcor-Valero shares	–		726
Reversal of tax reserves	–		335
Debt purchase expense	–		(30)
Equity investment impairment	–		(15)
Equity investment hurricane insurance charge	–		(2)
Hurricane insurance charge	–		(10)
Tax effect of pre-tax adjustments	–		(178)
Discontinued operations, net**	9		87
Cumulative effect of accounting changes, net**	–		3
Corporate Core Results – Non Segment	(965)		(810)
TOTAL CORE EARNINGS	$1,159	$1.35	$1,004	$1.22
*	Interest expense, income taxes, G&A expense and other, and non-core items.
**	Amounts shown after tax.

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS (continued)

	Nine Months
($ millions, except per-share amounts)	2006	Diluted EPS	2005	Diluted EPS
TOTAL REPORTED EARNINGS	$3,254	$3.77	$4,129	$5.06
Oil and Gas
Segment Earnings	$5,740		$4,172
Less:
Contract settlement	–		(26)
Hurricane insurance charge	–		(9)
Segment Core Earnings	5,740		4,207

Chemicals
Segment Earnings	745		442
Less:
Write-off of plants	–		(159)
Hurricane insurance charge	–		(5)
Segment Core Earnings	745		606
Total Segment Core Earnings	6,485		4,813

Corporate
Corporate Results – Non Segment*	(3,231)		(485)
Less:
Debt purchase expense	–		(41)
Gain on sale of Lyondell shares	–		140
Gain on sale of Premcor-Valero shares	–		726
State tax issue charge	–		(10)
Settlement of federal tax issues	–		619
Reversal of tax reserves	–		335
Equity investment impairment	–		(15)
Equity investment hurricane insurance charge	–		(2)
Hurricane insurance charge	–		(10)
Tax effect of pre-tax adjustments	–		(225)
Discontinued operations, net**	(260)		192
Cumulative effect of accounting changes, net**	–		3
Corporate Core Results – Non Segment	(2,971)		(2,197)
TOTAL CORE EARNINGS	$3,514	$4.07	$2,616	$3.20
*	Interest expense, income taxes, G&A expense and other, and non-core items.
**	Amounts shown after tax.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCIDENTAL PETROLEUM CORPORATION
(Registrant)

DATE: October 18, 2006	/s/ Jim A. Leonard
Jim A. Leonard, Vice President and Controller (Principal Accounting and Duly Authorized Officer)

EXHIBIT INDEX

99.1	Press release dated October 18, 2006.

99.2	Full text of speech given by Stephen I. Chazen.

99.3	Investor Relations Supplemental Schedules.

99.4	Earnings Conference Call Slides.